Exhibit 99.2

Summit Wireless Technologies Provides Fourth Quarter Update

- WiSA Designs Expands in All Categories (TVs, Speakers, Transmitters) and
Positions to Support Increasing Home Theater Usage -

San Jose, CA – March 25, 2020 -- Summit Wireless Technologies, Inc. (NASDAQ: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems and founding member of the WiSA Association, provided an update for the fourth quarter ended December 31, 2019.

“Consumer preference for wireless technology is continuing to drive our market opportunity. In response, WiSA members, including a new TV partner and multiple new speaker partners, are designing 14 new projects with most of them targeted for launch by the end of Q3 this year,” said Brett Moyer, CEO of Summit Wireless. “This WiSA ReadyTM* and WiSA CertifiedTM product progress builds upon our successful 2019 holiday season with worldwide retail rollouts and our strong 2020 CES with multiple launches from TV and speaker brands. As projected, we are now actively engaged with four TV brands, including LG Electronics’ OLED and NanoCell WiSA Ready TVs and Sharp’s WiSA Ready speakerless 8K resolution TVs that require accompanying WiSA enabled speakers. Additionally, two ODMs, Hansong and Tonewinner, are developing HDMI dongles for the broader smart TV market. They will support the installed base of 800 million smart TVs with HDMI ARC/eARC.”

WiSA members are investing marketing resources to promote WiSA as a standard and their related products. During Q1 2020, consumer interest grew sequentially, and approximately 40% of the unique individuals who visited wisaassociation.org clicked through to members’ “Buy Now” or “Learn More” links. Members are designing landing pages to take advantage of these engaged customers, promote their products and capture more of the recent increase home theater usage.

In preparing to build the next stage of Summit’s technology expansion, the company appointed Rob Tobias, CEO of HDMI Licensing Administrator, Inc., to the Summit Wireless board. Tobias’ strong relationships with top brands in Asia and his experience managing licensing programs for HDMI technology will be helpful as Summit builds a global brand trusted by both brands and consumers for wireless immersive sound.

“In March, we raised $1.7 million in gross proceeds. We continue to actively evaluate additional funding options, including a variety of financing alternatives, investment options with a multitude of strategic partners and COVID-19 government loans. To date, we have not seen major impact to project timelines or securing retail placement of our customers’ products beyond a nominal 4 weeks to 8 weeks. Nonetheless, the company has initiated expense and temporary salary reductions that are expected to result in up to $1 million of cost savings in Q2 2020 compared to Q4 2019 and strengthen our financial position,” concluded Moyer.

Recent Highlights

Technology Launches & Product Rollouts

●	CES 2020 Highlights:
o	LG Electronics showcased its 2020 OLED and NanoCell WiSA Ready TVs with enhanced WiSA support for volume and speaker trim
o	Sharp provided an exclusive sneak peek of WiSA Ready speakerless 8K TV prototype.
o	Harman Kardon launched another WiSA Certified solution, HK Surround 5.1.
o	Savant launched a Smart Audio WiSA Certified product line.
o	Enclave launched two new home theater systems as well as the CineSync application for smart TVs and smart devices.
o	The Monaco 5.1 Plus Axiim LINK is the first to ship under the WiSA and THX partnership
o	Multiple, new solutions showcased the WiSA transmitter.
●	System Audio earned WiSA Certified™ status for the SA Legend 10 Silverback, a wireless active center-channel speaker and the SA Legend 7 Silverback, a wireless, on-wall speaker.
●	Lithe Audio added the Summit module to its ceiling speaker.
●	WiSA’s 8 channels of HD wireless audio have been expanded to support Dolby Atmos’ elevation channels.
●	WiSA added new members, including Sonavox, Lithe Audio (RetroTouch), Zinwell Corporation, and Heavenly Soundworks.

Corporate

●	Reported revenue in line with prior quarters.
●	Appointed Rob Tobias, HDMI® Licensing Administrator CEO, Chair & President to our board of directors in February.
●	Raised gross proceeds of approximately $1.7 million in a private placement of a senior secured convertible security in March.

Summit Wireless Investor Update Conference Call

Summit Wireless will host a conference call at 1:30 p.m. Pacific Time today, March 25, 2020, to provide a business update. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-423-9813 or 201-689-8573 and referencing code 13700954 approximately 10 minutes prior to the start time. A live webcast with accompanying slides will be on the investor relations section of the company’s website at ir.summitwireless.com and available for approximately one year. An audio archive can be accessed for one week by dialing 844-512-2921 or 412-317-6671 and entering conference ID 13700954.

About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standards across the audio industry. Summit Wireless is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

* WiSA Ready TVs, gaming PCs and console systems are "ready" to transmit audio to WiSA Certified speakers when a WiSA USB Transmitter is plugged in and a user interface is activated through an APP or product design like LG TVs.

© 2020 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contact Information

Kirsten Chapman, LHA Investor Relations, 415.433.3777, summit@lhai.com

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